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Exhibit 3.3

FORM OF

THIRD AMENDED AND RESTATED ARTICLES OF INCORPORATION
OF
CASCADE MICROTECH, INC.

        Pursuant to the Oregon Business Corporation Act (ORS Chapter 60), Cascade Microtech, Inc. hereby adopts the following Third Amended and Restated Articles of Incorporation, which shall supersede the heretofore existing Second Restated Articles of Incorporation and all previous amendments and restatements thereof.

ARTICLE 1
NAME

        The name of the Corporation is Cascade Microtech, Inc.

ARTICLE 2
SHARES AND RIGHTS THEREOF GENERALLY

        2.1   Authorized Stock.    The aggregate number of shares which the corporation shall have authority to issue is 100,000,000 shares of common stock with a par value of $0.01 per share ("Common Stock"), and 10,000,000 shares of preferred stock with a par value of $0.01 per share (Preferred Stock").

        2.2   Rights of Common Stock.    The shares of common stock have unlimited voting rights and are entitled to receive the net assets of the Corporation on dissolution, subject to rights of the Preferred Stock.

        2.3   Authority to Designate Series Preferred.    The Board of Directors is hereby authorized to fix or alter the rights, preferences, privileges and restrictions granted to or imposed upon additional series of Preferred Stock, and the number of shares constituting any such series and the designation thereof, or of any of them. Subject to compliance with applicable protective voting rights or consent rights which have been or may be granted to the Preferred Stock or any series thereof herein, by law, or in Articles of Amendment adopted by the Board of Directors ("Protective Provisions"), but notwithstanding any other rights of the Preferred Stock or any series thereof, the rights, privileges, preferences and restrictions of any such additional series may be subordinated to, made pari passu with (including, without limitation, inclusion in provisions with respect to liquidation and acquisition preferences, redemption and/or approval of matters by vote or written consent), or made senior to any of those of any present or future class of series of Preferred or Common Stock. Subject to compliance with applicable Protective Provisions, the Board of Directors is also authorized to increase or decrease the number of shares of any series, prior or subsequent to the issue of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

ARTICLE 3
DIRECTORS

        3.1   Number of Directors.    The number of directors of the Corporation shall be not less than three nor more than nine, and within such limits, the exact number shall be fixed and increased or decreased from time to time by resolution of the Board of Directors.

        3.2   Election of Directors.    If the number of directors is fixed by the Board of Directors at six or more, the directors shall be divided into three classes designated Class I, Class II and Class III, each class to be as nearly equal in number as possible. Each director shall serve for a term ending on the third annual meeting following the annual meeting at which such director was elected; provided, however, that the directors first elected to Class I shall serve for a term ending on the annual meeting of shareholders for fiscal year 2005, the directors first elected to Class II shall serve for a term ending on the annual meeting of shareholders for fiscal year 2006, and the directors first elected to Class III shall serve for a term ending on the annual meeting of shareholders for fiscal year 2007. Notwithstanding the foregoing, each director shall serve until his successor shall have been duly elected and qualified, unless he shall resign, become disqualified, disabled or shall otherwise be removed. At each annual election, directors chosen to succeed those whose terms then expire shall be of the same class as the directors they succeed. When the number of directors is changed within the limits provided herein, any newly created directorships, or any decrease in directorships, shall be so apportioned among the classes as to make all classes as nearly equal as possible, provided that no decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent directors.

        3.3   Removal.    All or any number of the directors of the Corporation may be removed only for cause and at a meeting of shareholders called expressly for that purpose, by the vote of 75 percent of the votes then entitled to be cast for the election of directors. Cause for removal shall be deemed to exist only if the director whose removal is proposed has engaged in criminal conduct or has engaged in fraudulent or dishonest conduct or gross abuse of authority or discretion with respect to the Corporation. At any meeting of shareholders at which one or more directors are removed, a majority of votes then entitled to be cast for the election of directors may fill any vacancy created by such removal. If any vacancy created by removal of a director is not filled by the shareholders at the meeting at which the removal is effected, such vacancy may be filled by a majority vote of the remaining directors.

        3.4   Amendment of Article.    The provisions of this Article 3 may not be amended, altered, changed or repealed in any respect unless such action is approved by the affirmative vote of not less than 75 percent of the votes then entitled to be cast for election of directors.

ARTICLE 4
EXCLUSION OF DIRECTOR LIABILITY

        No director of the Corporation shall be personally liable to the Corporation or its shareholders for monetary damages for conduct as a director; provided that this Article 4 shall not eliminate the liability of a director for any act or omission for which such elimination of liability is not permitted under the Oregon Business Corporation Act. No amendment to the Oregon Business Corporation Act that further limits the acts or omissions for which elimination of liability is permitted shall affect the liability of a director for any act or omission that occurs prior to the effective date of such amendment.

ARTICLE 5
INDEMNIFICATION OF DIRECTORS, OFFICERS & FIDUCIARIES

        5.1   Indemnification.    The Corporation shall indemnify to the fullest extent not prohibited by law any person who was or is a party or is threatened to be made a party to any Proceeding (as defined below) against all expenses (including attorney fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by the person in connection with such Proceeding.

        5.2   Advancement of Expenses.    Expenses incurred by a director or officer of the Corporation in defending a Proceeding shall in all cases be paid by the Corporation in advance of the final disposition of such Proceeding at the written request of such person, if the person:

  5.2.1
  furnishes the Corporation a written affirmation of the person's good faith belief that such person has met the standard of conduct described in the Oregon Business Corporation Act or is entitled to be indemnified by the Corporation under any other indemnification rights granted by the Corporation to such person; and

  5.2.3.
  furnishes the Corporation a written undertaking to repay such advance to the extent it is ultimately determined by a court that such person is not entitled to be indemnified by the Corporation under this Article 5 or under any other indemnification rights granted by the Corporation to such person.

        Such advances shall be made without regard to the person's ability to repay such advances and without regard to the person's ultimate entitlement to indemnification under this Article 5 or otherwise.

        5.3   Definition of Proceeding.    The term "Proceeding" shall include any threatened, pending, or completed action, suit, or proceeding, whether brought in the right of the corporation or otherwise and whether of a civil, criminal, administrative, or investigative nature, in which a person may be or may have been involved as a party or otherwise by reason of the fact that the person is or was a director or officer of the corporation or a fiduciary within the meaning of the Employee Retirement Income Security Act of 1974 with respect to any employee benefit plan of the corporation, or is or was serving at the request of the corporation as a director, officer, or fiduciary of an employee benefit plan of another corporation, partnership, joint venture, trust, or other enterprise, whether or not serving in such capacity at the time any liability or expense is incurred for which indemnification or advancement of expenses can be provided under this Article 5.

        5.4   Non-Exclusivity and Continuity of Rights.    This Article 5: (i) shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any statute, agreement, general or specific action of the board of directors, vote of shareholders or otherwise, both as to action in the official capacity of the person indemnified and as to action in another capacity while holding office, (ii) shall continue as to a person who has ceased to be a director or officer, (iii) shall inure to the benefit of the heirs, executors, and administrators of such person, and (iv) shall extend to all claims for indemnification or advancement of expenses made after the adoption of this Article 5.

        5.5   Amendments.    Any repeal of this Article 5 shall only be prospective and no repeal or modification hereof shall adversely affect the rights under this Article 5 in effect at the time of the alleged occurrence of any action or omission to act that is the cause of any Proceeding.

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  Exhibit 3.3
FORM OF THIRD AMENDED AND RESTATED ARTICLES OF INCORPORATION OF CASCADE MICROTECH, INC.
ARTICLE 1 NAME
ARTICLE 2 SHARES AND RIGHTS THEREOF GENERALLY
ARTICLE 3 DIRECTORS
ARTICLE 4 EXCLUSION OF DIRECTOR LIABILITY
ARTICLE 5 INDEMNIFICATION OF DIRECTORS, OFFICERS & FIDUCIARIES